                                                                                                         ---------------------------
 FORM 3                                                                                                        OMB Approval
                                             U.S.  SECURITIES AND EXCHANGE COMMISSION                    ---------------------------
                                                    WASHINGTON, D.C. 20549                               OMB Number:  3235-0104
                                                                                                         Expires: September 30, 1998
                                     INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES             Estimated average burden
                                                                                                         hours per response... 0.5
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            Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
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1. Name and Address of Reporting       |  2. Date of Event Re-   |  4. Issuer Name AND Ticker or Trading Symbol
   Person*                             |     quiring Statement   |  LAS VEGAS DISCOUNT GOLF & TENNIS, INC. (LVDG)
 ROGERS, JAMES EARL                    |     (Month/Day/Year)    |------------------------------------------------------------------
---------------------------------------|                         | 5. Relationship of Reporting     | 6. If Amendment, Date of
(Last)        (First)       (Middle)   |      10/19/98           |    Person(s) to Issuer           |    Original (Month/Day/Year)
                                       |-------------------------|    (Check all applicable)        |
 1500 Foremaster Lane                  |  3. IRS or Social       | ___ Director      _____ 10% Owner|-------------------------------
---------------------------------------|     Security Number     | ___ Officer         X   Other    | 7. Ind.or Joint/Group Filing
               (Street)                |     of Reporting        |     (give               (specify |    Form filed by:
                                       |     Person (voluntary)  | controlling shareholder of       |  X  One Reporting Person
                                       |     not applicable      | member and owner of 10% owner    | ___ More than One Reporting
 Las Vegas, Nevada 89101               |                         | ASI Group, L.L.C.                |     Person
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(City)          (State)         (Zip)  |      TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
                                       |
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1. Title of Security                   | 2. Amount of Securities         | 3. Ownership         | 4. Nature of Indirect Beneficial
   (Instr. 4)                          |    Beneficially Owned           |    Form: Direct      |    Ownership (Instr. 5)
                                       |    (Instr. 4)                   |    (D) or Indirect   |
                                       |                                 |    (I)  (Instr. 5)   |
---------------------------------------|---------------------------------|----------------------|-----------------------------------
 Common Stock, no par value            | 2,303,290                       |         I            | pecuniary interest by reason
                                       |                                 |                      | of relationship
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                                       |                                 |                      |
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                                       |                                 |                      |
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Reminder: Report on a separate line for each class of securities beneficially owned, directly or indirectly.                  (Over)
* If the form is filed by more than one reporting person, see Instruction 5(b)(v)                                    SEC 1473 (7-97)

FORM 3 (CONTINUED)
        TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1.Title of Derivative Security | 2.Date Exer-  | 3.Title and Amount of Securities | 4.Conver- | 5. Owner-   | 6. Nature of Indirect
  (Instr. 4)                   |   cisable and |   Underlying Derivative Security |  sion or  |    ship     |    Beneficial
                               |   Expiration  |   (Instr. 4)                     |  Exercise |    Form of  |    Ownership
                               |   Date        |                                  |  Price of |    Deriv-   |    (Instr. 5)
                               |   (Month/Day/ |                                  |  Deriv-   |    ative    |
                               |   Year)       |                                  |  ative    |    Security:|
                               |---------------|----------------------------------|  Security |    Direct   |
                               |Date   | Expir-|                         | Amount |           |    (D) or   |
                               |Exer-  | ation |         Title           | or     |           |    Indirect |
                               |cisable| Date  |                         | Number |           |    (I)      |
                               |       |       |                         | of     |           |  (Instr. 5) |
                               |       |       |                         | Shares |           |             |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
Options to Purchase Common     |       |       | Common Stock            | 347,975| $1.8392   |     I       |pecuniary interest by
Stock                          |       |       |                         |        |           |             |reason of relationship
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
                               |       |       |                         |        |           |             |
                               |       |       |                         |        |           |             |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
                               |       |       |                         |        |           |             |
                               |       |       |                         |        |           |             |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
                               |       |       |                         |        |           |             |
                               |       |       |                         |        |           |             |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
                               |       |       |                         |        |           |             |
                               |       |       |                         |        |           |             |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
                               |       |       |                         |        |           |             |
                               |       |       |                         |        |           |             |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
                               |       |       |                         |        |           |             |
                               |       |       |                         |        |           |             |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
                               |       |       |                         |        |           |             |
                               |       |       |                         |        |           |             |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
                               |       |       |                         |        |           |             |
                               |       |       |                         |        |           |             |
-------------------------------|-------|-------|-------------------------|--------|-----------|-------------|-----------------------
                               |       |       |                         |        |           |             |
                               |       |       |                         |        |           |             |
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Explanation of Responses:

                                                                          /s/ James Earl Rogers                       10/19/98
                                                                      ------------------------------------        -----------------
                                                                        **Signature of Reporting Person                 Date

                                                                         JAMES EARL ROGERS

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient,
      See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays currently valid OMB Number.

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                                                                                                       SEC 1473 (7-97)